EXHIBIT 99.11
                                                                   -------------




REPORT  OF  INDEPENDENT  CERTIFIED  PUBLIC  ACCOUNTANTS           F - 2

CONSOLIDATED  FINANCIAL  STATEMENTS
   Consolidated  Balance  sheet                                   F - 3
   Consolidated  Statements  of  operations                       F - 4
   Consolidated Statements of shareholders' equity (deficiency)   F - 5 to F - 7
   Consolidated Statements  of  cash  flows                       F - 8
   Notes  to  consolidated  financial  statements                 F - 9 to F -28

                                                                   EXHIBIT 99.11
                                                                   -------------


REPORT  OF  INDEPENDENT  CERTIFIED  PUBLIC  ACCOUNTANTS


The Board of Directors and Shareholders of BrightCube, Inc. (formerly Photoloft, Inc.)

We have audited the accompanying consolidated balance sheet of BrightCube, Inc. (formerly Photoloft, Inc. or the Company) as of December 31, 2000, and the related consolidated statements of operations, shareholders' equity (deficiency), and cash flows for the years ended December 31, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing principles generally accepted in the United States of America. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BrightCube, Inc. (formerly Photoloft, Inc.) as of December 31, 2000 and the results of its operations and cash flows for the years ended December 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has an accumulated deficit of $15,725,900 as of December 31, 2000 and incurred a net loss of $11,074,300 for the year ended December 31, 2000. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are also described in Note 1. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.


/s/  BDO  Seidman,  LLP

San  Francisco, California
February  16,  2001

--------------------------------------------------------------------------------
                                      F-2

                                                                   EXHIBIT 99.11
                                                                   -------------


                     BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                              CONSOLIDATED BALANCE SHEET



December 31,                                                              2000
----------------------------------------------------------------      ---------------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents (Notes 11 and 12)                               $3,787,300
Accounts receivable, net of allowance for doubtful accounts
of $62,700                                                                   153,800
Inventory                                                                    179,700
Prepaid expenses and other current assets (Note 13)                          229,000
----------------------------------------------------------------      ---------------
TOTAL CURRENT ASSETS                                                       4,349,800
PROPERTY AND EQUIPMENT, net (Note 4)                                         802,400
Excess of cost over net assets acquired, net (Note 2)                      9,495,000
OTHER ASSETS                                                                  74,500
----------------------------------------------------------------      ---------------
TOTAL ASSETS                                                             $14,721,700
                                                                         ============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of note payable to bank (Note 8)                        $    345,000
Accounts payable                                                             658,200
Accrued expenses (Notes 5 and 7)                                             945,700
Deferred revenue                                                              73,800
Payable to minority shareholders (Note 13)                                    31,600
----------------------------------------------------------------      ---------------
TOTAL CURRENT LIABILITIES                                                  2,054,300

Note payable to bank, less current portion (Note 8)                          345,000
                                                                      ---------------
TOTAL LIABILITIES                                                          2,399,300
                                                                      ---------------
COMMITMENTS AND CONTINGENCIES
     (Notes 2,6,7 and 11)

SHAREHOLDERS' EQUITY:
     Preferred stock, $0.001 par value; 500,000 shares
        authorized; no shares issued and outstanding                              --
     Common stock, $0.001 par value; 200,000,000 shares
        authorized; 66,993,430 shares issued and outstanding                  67,000
     Additional paid-in capital                                           28,292,900
     Deferred compensation                                                  (311,600)
     Accumulated deficit                                                 (15,725,900)
----------------------------------------------------------------    -----------------
TOTAL SHAREHOLDERS' EQUITY                                                12,322,400
                                                                      ---------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                               $14,721,700
                                                                         ============

          See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
                                      F-3

                                                                   EXHIBIT 99.11
                                                                   -------------


                           BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                              CONSOLIDATED STATEMENTS OF OPERATIONS


December 31,                                                        2000               1999
-----------------------------------------------------------     -------------      ------------

Revenues                                                          $    481,000       $   254,500
Cost of revenues                                                       386,400           124,200
                                                                  -------------      ------------

Gross profit                                                            94,600           130,300
                                                                  -------------      ------------
OPERATING EXPENSES:
Sales and marketing                                                    645,400         1,217,200
General and administrative                                          10,717,700         4,405,900
                                                                  -------------      ------------
TOTAL OPERATING EXPENSES                                            11,363,100         5,623,100
                                                                  -------------      ------------
Loss from operations                                               (11,268,500)       (5,492,800)
                                                                  -------------      ------------

OTHER INCOME (EXPENSE):
Loss on settlement of note receivable (Note 3)                              --          (108,100)
Interest and other income                                              206,200           110,600
Interest and other expense                                             (11,200)           (7,200)
                                                                  -------------      ------------
TOTAL OTHER INCOME (EXPENSE)                                           195,000            (4,700)
                                                                  -------------      ------------
LOSS BEFORE INCOME TAXES                                           (11,073,500)       (5,497,500)
Income tax (benefit) expense                                               800          (745,400)
                                                                  -------------      ------------

NET LOSS                                                           (11,074,300)       (4,752,100)

Deemed dividend on issuance of warrants                                     --           (80,000)
Deemed dividend on conversion of
     preferred stock into common stock                                      --          (934,000)
Deemed dividend on redemption of
     Series A Preferred Stock including
     value ascribed to warrants of  $145,000                          (357,000)               --
                                                                  -------------      ------------

NET LOSS ALLOCABLE TO COMMON SHAREHOLDERS                         $(11,431,300)      $(5,766,100)
                                                                  =============       ===========
Basic and diluted loss per share                                  $      (0.35)       $    (0.49)
                                                                  =============       ===========
Basic  and diluted weighted-average common
shares outstanding                                                  32,788,300        11,658,200
                                                                  =============       ===========

          See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
                                      F-4

                                                                   EXHIBIT 99.11
                                                                   -------------


                                           BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                                   CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)

                                                  Preferred Stock             Common  Stock          Additional
                                              ------------------------  --------------------------     Paid-in        Deferred
                                               Shares       Amount         Shares        Amount        Capital      Compensation
-------------------------------------------   ---------  -------------  ------------  ------------  -------------  --------------
BALANCES, December 31, 1998                         --             --      6,650,143         6,700       648,200              --

Exercise of stock options                           --             --      3,131,187         3,100       142,100              --
Issuance of common stock
for services                                        --             --        124,111           100       156,500              --
Deemed dividend on beneficial
conversion of preferred stock
into common stock                                   --             --             --            --       934,000              --
Issuance of common stock in
connection with reverse merger                      --             --        625,000           600         4,900              --
Sale of common stock, net of
stock issuance costs of
approximately $56,500                               --             --      2,351,434         2,400     1,453,600              --
Deemed dividend on issuance
of warrants in connection with
sale of common stock                                --             --             --            --        80,000              --
Deferred stock compensation                         --             --             --            --       803,800        (803,800)
Amortization of deferred stock
compensation                                        --             --             --            --            --         322,600
Compensation associated with
stock option grants                                 --             --             --            --       681,400              --
Net loss                                            --             --             --            --            --              --
-------------------------------------------   ---------  -------------  ------------  ------------  -------------  --------------

BALANCES, December 31, 1999                         --             --     12,881,875        12,900     4,904,500        (481,200)

Sale of Series A preferred stock,
net of issuance costs of $79,500                   106      1,060,000             --            --       (79,500)             --
Sale of common stock warrants                       --             --             --            --        10,000              --
Redemption of Series A preferred
stock                                             (106)    (1,060,000)            --            --      (212,000)             --
Sale of Series B convertible
Preferred stock                                    900          9,000             --            --            --              --
Private placement of common
stock, net of cash issuance costs of
1,089,200                                           --             --     10,646,600        10,700    12,208,100              --
Conversion of Series B convertible
preferred stock                                   (900)        (9,000)    27,914,023        27,900       (18,900)             --
Shares and warrants issued for
services relating to the private
placement of common stock                           --             --         28,000            --     1,263,000              --
Offering costs relating to shares
and warrants issued for services
relating to private placement of
common stock                                        --             --             --            --    (1,263,000)             --
Exercise of stock options


--------------------------------------------------------------------------------
                                      F-5


                                                                   EXHIBIT 99.11
                                                                   -------------


and warrants                                        --             --        301,432           300        65,000              --
Deferred stock compensation                         --             --            ---           ---       273,000        (273,000)
Amortization of deferred stock
Compensation                                        --             --             --            --            --         596,000
Compensation associated with
stock option grants                                 --             --             --            --     3,053,700          24,700
Shares issued for services                          --             --        237,500           200       312,300        (178,100)
Shares issued for EVG acquisition                                  --     14,984,000        15,000     7,776,700              --
Net loss                                            --             --             --            --            --              --
-------------------------------------------   ---------  -------------  ------------  ------------  -------------  --------------
BALANCES, December 31, 2000                         --   $         --     66,993,430  $     67,000  $ 28,292,900   $    (311,600)
===========================================   =========  =============  ============  ============  =============  ==============

          See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
                                      F-6

                                                                   EXHIBIT 99.11
                                                                   -------------


                                                      Retained Earnings
                                                    (Accumulated Deficit)         Total
--------------------------------------------------  ---------------------   -----------------
BALANCES, December 31, 1998                                     1,114,500          1,769,400
Exercise of stock options                                              --            145,200
Issuance of common stock for services                                  --            156,600
Deemed dividend on beneficial conversion of
preferred stock into common stock                                (934,000)                --
Issuance of common stock in connection with
reverse merger                                                         --              5,500
Sale of common stock, net of stock issuance costs
of approximately $56,500                                               --          1,456,000
Deemed dividend on issuance of warrants in
connection with sale of common stock                              (80,000)                --
Deferred stock compensation                                            --                 --
Amortization of deferred stock compensation                            --            322,600
Compensation associated with stock option grants                       --            681,400
Net loss                                                       (4,752,100)        (4,752,100)
--------------------------------------------------  ---------------------   -----------------
BALANCES, December 31, 1999                                    (4,651,600)          (215,400)
Sale of Series A preferred stock, net of
issuance costs of $79,500                                              --            980,500
Sale of common stock warrants                                          --             10,000
Redemption of Series A preferred stock                                 --         (1,272,000)
Sale of Series B convertible preferred
stock                                                                  --              9,000
Private placement of common stock, net of cash
issuance costs of $1,089,200                                           --         12,218,800
Conversion of Series B convertible
preferred stock                                                        --                 --
Shares and warrants issued for services relating
to the private placement of common
stock                                                                  --          1,263,000
Offering costs relating to shares and warrants
issued for services relating to
private placement of common stock                                      --         (1,263,000)
Exercise of stock options
and warrants                                                           --             65,300
Deferred stock compensation                                            --                 --
Amortization of deferred stock
compensation                                                           --            596,000
Compensation associated with stock option
grants                                                                 --          3,078,400
Shares issued for services                                             --            134,400
Shares issued for EVG acquisition                                      --          7,791,700
Net loss                                                      (11,074,300)       (11,074,300)
--------------------------------------------------  ----------------------  -----------------
BALANCES, December 31, 2000                         $         (15,725,900)  $     12,322,400
==================================================  ======================  =================

          See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
                                      F-7

                                                                   EXHIBIT 99.11
                                                                   -------------




                            BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                               CONSOLIDATED STATEMENTS OF CASH FLOWS


December 31,                                                                2000           1999
                                                                        -------------  ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                $(11,074,300)  $(4,752,100)
Adjustments to reconcile net loss to net
     cash used in operating activities:
Depreciation and amortization                                                234,400        82,100
Amortization of goodwill                                                      41,100            --
Allowance for doubtful accounts                                               16,800        16,900
Compensation relating to stock options and warrants issued                 3,674,400     1,004,000
Loss on settlement of note receivable                                             --       108,100
Accrued interest on note receivable                                               --       (32,900)
Issuance of stock for services                                               134,400       156,600
Changes in operating assets and liabilities, net of business acquired:
    Accounts receivable                                                      (74,800)      (77,000)
    Prepaid expenses and other current assets                                (77,000)      (49,500)
    Deferred income taxes                                                         --      (747,200)
    Accounts payable                                                        (757,700)      777,300
    Accrued expenses                                                         484,300       190,000
    Deferred revenue                                                          58,600       (21,100)
    Payable to minority shareholders                                          19,600            --
--------------------------------------------------                      -------------  ------------
NET CASH USED IN OPERATING ACTIVITIES                                     (7,320,200)   (3,344,800)
--------------------------------------------------                      -------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Principal received under note receivable                                     250,000     2,239,500
Purchase of property and equipment                                          (306,500)     (434,400)
Other assets                                                                  (3,700)      (11,700)
--------------------------------------------------                      -------------  ------------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES                          (60,200)    1,793,400
--------------------------------------------------                      -------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Advances on line of credit                                                        --       409,700
Repayments on line of credit                                                      --      (409,700)
Bank overdraft                                                              (219,200)           --
Proceeds from issuances of stock                                          14,442,300     1,400,700
Payment of note payable to Marco Fine Arts                                  (800,000)           --
Payment for redemption of preferred stock                                 (1,272,000)           --
Proceeds from issuance of warrants                                            10,000            --
Payment of stock issuance costs                                           (1,168,700)      (44,000)
--------------------------------------------------                      -------------  ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                 10,992,400     1,356,700
--------------------------------------------------                      -------------  ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       3,612,000      (194,700)
CASH AND CASH EQUIVALENTS, beginning of year                                 175,300       370,000
--------------------------------------------------                      -------------  ------------
CASH AND CASH EQUIVALENTS, end of year                                  $  3,787,300   $   175,300
==================================================                      =============  ============

          See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
                                      F-8

                                                                   EXHIBIT 99.11
                                                                   -------------

                   BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.   SUMMARY  OF  ACCOUNTING  POLICIES

     The  Company

     BrightCube, Inc. (formerly Photoloft, Inc. (formerly Data Growth, Inc.), a publicly traded shell corporation) (the Company), a Nevada corporation, was incorporated on January 23, 1986.

     On March 1, 1999, the Company completed the acquisition of 100% of the outstanding common stock of Photoloft, Inc. (formerly Alta Vista Technology, Inc.) (Photoloft) in exchange for 9,579,268 shares of the Company's $.001 par value common stock. For accounting purposes, the acquisition has been treated as the acquisition of the Company by Photoloft, with Photoloft as the acquirer (reverse acquisition). The shares held by the shareholders of the Company prior to the acquisition (625,000 shares after reflecting a 2.46 to 1 reverse stock split effected by the Company immediately prior to the acquisition) have been recognized as if they were issued in connection with the acquisition of the Company by Photoloft. Since the Company prior to the reverse acquisition was a public shell corporation with no significant operations, pro forma information giving effect to the acquisition is not presented. All shares and per share data prior to the acquisition have been restated to reflect the stock issuance as a recapitalization of Photoloft. The historical information prior to March 1, 1999 is that of Photoloft.

     Photoloft, a California corporation, was incorporated on November 17, 1993. Photoloft is a developer and provider of digital imaging infrastructure, technology, products, services and papers for the professional art and photography markets.

     On December 20, 2000, the Company closed its acquisition of Extreme Velocity Group, Inc. (EVG), a California corporation (Note 2). EVG is a Los Angeles based corporation, which provides Internet and imaging solutions to the art market. EVG has a proprietary line of digital papers for use on high quality ink-jet printers, which it designs and distributes. In addition, EVG has a paying subscription based network of independent art frame shops nationwide, which receive e-commerce and marketing support from EVG.

     Basis  of  Presentation  and  Going  Concern  Uncertainty

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company had an accumulated deficit of $15,725,900 as of December 31, 2000 and incurred a net loss of $11,074,300 for the year ended December 31, 2000.

     These conditions give rise to substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The

--------------------------------------------------------------------------------
                                      F-9

                                                                   EXHIBIT 99.11
                                                                   -------------

                   BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


     Company's continuation as a going concern is dependent upon its ability to obtain additional financing or refinancing as may be required and ultimately to attain profitability. The Company is actively marketing its existing and new products, which it believes will ultimately lead to profitable operations. The Company currently anticipates that its available funds will be sufficient to meet our anticipated needs for working capital, capital expenditures and business operations until August 2001. After August 2001, the Company will need to seek additional funding or reduce operating expenses. However, no assurances can be given that these available funds will meet the Company's cash requirements in the future.

     Use  of  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash  and  Cash  Equivalents

     The Company considers all highly liquid investments having original maturities of three months or less to be cash equivalents.

     Accounts  Receivable  and  Allowance  for  Doubtful  Accounts

     The Company grants credit to its customers after undertaking an investigation of credit risk for all significant amounts. An allowance for doubtful accounts is provided for estimated credit losses at a level deemed appropriate to adequately provide for known and inherent risks related to such amounts. The allowance is based on reviews of loss, adjustments history, current economic conditions and other factors that deserve recognition in estimating potential losses. While management uses the best information available in making its determination, the ultimate recovery of recorded accounts receivable is also dependent upon future economic and other conditions that may be beyond management's control.

     Inventory

     Inventory, consisting primarily of finished goods, is stated at the lower of cost (first-in, first-out) or market.

     Property  and  Equipment

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated economic useful lives of the assets, generally ranging from three to five years.

--------------------------------------------------------------------------------
                                      F-10

                                                                   EXHIBIT 99.11
                                                                   -------------

                   BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


     Excess  of  Cost  Over  Net  Assets  Acquired

     The excess of cost over net assets acquired (Goodwill), which relates to the Company's acquisition of EVG, is being amortized using the straight-line method over an estimated life of seven years. Should a change in circumstances suggest a possible impairment, the recoverability of goodwill is evaluated by comparing undiscounted estimated future net cash flows to the current carrying value.

     Long-Lived  Assets

     The Company periodically reviews its long-lived assets and certain identifiable intangibles for impairment. When events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company writes the asset down to its estimated fair value.

     Fair  Values  of  Financial  Instruments

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

          Cash  and  cash  equivalents:

          The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value.

          Accounts  receivable  and  accounts  payable

          The carrying amount of accounts receivable and accounts payable approximates fair value because of the short period of time to maturity.


          Note  payable  to  bank

          The fair value of note payable to bank approximates cost because of the relatively short period of time to maturity and comparability to interest rates that are available to the Company for loans with similar terms and remaining maturities.

          As of December 31, 2000, the fair values of the Company's financial instruments approximate their historical carrying amounts.

--------------------------------------------------------------------------------
                                      F-11

                                                                   EXHIBIT 99.11
                                                                   -------------

                   BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


     Revenue  Recognition

     The Company's revenues are derived principally from subscriptions for web hosting services, professional engineering and creative services relating to customer web site development and the sale of banner advertisements. Revenues relating to web hosting services are recognized on a periodic basis in accordance with the services and terms of the hosting agreement. Revenues relating to professional and engineering services are recognized on a time and material basis as earned. Advertising revenues are recognized in the period in which the advertisement is delivered, provided that collection of the resulting receivable is probable. Advertisers are charged on a per impression or delivery basis up to a maximum as specified in the contract. To date, the duration of the Company's advertising commitments has not exceeded one year. When the Company guarantees a minimum number of impressions or deliveries, revenue is recognized at the lesser of the ratio of impressions delivered over total guaranteed impressions or the straight-line basis over the term of the contract.

     With the acquisition of EVG, the Company's revenues will include sale of subscriptions to a dealer network and the sale of digital paper and ink. These subscription revenues are derived from numerous customers located principally in metropolitan areas throughout the United States and billed to credit cards on a monthly basis. Generally the credit cards are billed at the end of a month of service. Therefore, the revenue is considered fully earned and no deferred revenue is recognized. EVG originally offered two plans for subscriptions; monthly billings and a year prepaid. The number of prepaid yearly subscriptions was very small with the vast majority of subscribers electing the monthly billings. Product revenue from the sale of digital paper and ink are recognized when title to the goods has passed to the customer (generally upon shipment) provided no significant obligations remain and collectibility is likely.

     Advertising

     The cost of advertising is expensed as incurred except for certain promotional art prints, which are capitalized and expensed as delivered to customers. Included in prepaid expenses and other current assets at December 31, 2000 are promotional art prints totaling $100,000. Advertising costs for the years ended December 31, 2000 and 1999 aggregated $300,500 and $989,300, respectively.

     Income  Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires an asset and liability approach. This approach results in the recognition of deferred tax assets (future tax benefits) and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Future tax benefits are subject to a valuation allowance when management believes it is more likely than not that the deferred tax assets will not be realized.

--------------------------------------------------------------------------------
                                      F-12

                                                                   EXHIBIT 99.11
                                                                   -------------

                   BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


     New  Accounting  Pronouncements

     In  June  1998, the FASB issued Statement of Financial Accounting Standards
     (SFAS)  No.  133,  Accounting  for  Derivative  Instruments  and  Hedging
     Activities. SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged assets or liability that ate attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain and loss is recognized in income in the period of change. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal years beginning after June 15, 2000.

     Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard on January 1, 2001 to materially affect its financial statements.

     In December 1999, the SEC staff released Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, which provides interpretive guidance on the recognition, presentation, and disclosure of revenue in financial statements. SAB 101 must be applied to financial statements no later than the quarter ended September 30, 2000. There was no material impact from the application of SAB 101 on the Company's financial position, results of operations, or cash flows.

     In March 2000, the FASB issued Interpretation No. 44 (FIN 44), Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25. FIN 44 clarifies the application of Opinion No. 25 for
     (a)  the definition of an employee for purposes of applying Opinion No. 25,
     (b) the criteria for determining whether a plan qualifies as a non-compensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and
     (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 became effective July 2, 2000, but certain conclusions cover specific events that occur after either December 15, 1998, or January 12, 2000. FIN 44 did not have a material impact on the Company's financial position, results of operations, or cash flows.

     Earnings  Per  Common  Share

     During 1998, the Company adopted the provisions of SFAS No. 128, Earnings Per Share. SFAS No. 128 provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity. For December 31, 2000 and 1999, options and warrants to purchase 30,008,629 and 4,525,001 shares of common stock, respectively, were excluded from computation of diluted earnings per share since their effect would be anti-dilutive.

--------------------------------------------------------------------------------
                                      F-13

                                                                   EXHIBIT 99.11
                                                                   -------------

                   BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


2.   BUSINESS  ACQUISITION

     On December 20, 2000, the Company closed its acquisition of EVG. Based on negotiations between the parties to and as set forth in the merger agreement, the Company issued an aggregate of 14,984,000 shares of common stock (the "Merger Shares") to the former shareholders of EVG in exchange for all of the outstanding stock of EVG. Also, 3,208,600 additional common shares of the Company were placed in a twelve-month escrow account as security for the indemnification obligations of the former EVG shareholders to the Company and others as set forth in the merger agreement. EVG had no options or other rights to purchase its stock outstanding at the time of the acquisition. In addition, the Company agreed to assume and pay an $800,000 liability of EVG to Marco Fine Arts (a corporation owned by Al Marco, the principal shareholder of EVG) and assume certain lines of credit with a balance of approximately $690,000 in the aggregate. The Company paid the $800,000 from its working capital on December 21, 2000. In general, pursuant to the merger agreement and the related escrow agreement, the Company may recover from the escrow for any losses, expenses, liabilities or other damages due to a breach of any representation, warranty, covenant or agreement of EVG in the merger agreement and for certain other enumerated items. Upon the acquisition of EVG, the former shareholders of EVG held approximately 25% of the Company's common stock. However, Intellect Capital Group LLC continued to maintain a majority control of the Company's Board of Directors.

     The acquisition was accounted for as a purchase, with the assets acquired and liabilities assumed recorded at fair values, and the results of EVG's operations included in the Company's financial statements from the date of acquisition. The results of operations of EVG for the period from December 20, 2000 through December 31, 2000 were insignificant.

     The components of purchase price and its allocation of assets and liabilities of EVG are as follows:

          Components  of  Purchase  Price:

          BrightCube  common  stock(a)                      14,984,000 shares
          Value  of  common  stock(b)                            $0.52 per share
                                                        --------------
                                                            $7,791,700
          Estimated  acquisition  costs                        160,000
                                                        --------------
          Total  purchase  price                             7,951,700

          EVG  shareholders'  deficiency(c)                  1,584,400
                                                        --------------
          Excess of cost over net assets acquired            9,536,100
          Less:  Accumulated  amortization                      41,100
                                                        --------------
          Excess of cost over net assets acquired, net      $9,495,000
                                                        ==============

--------------------------------------------------------------------------------
                                      F-14

                                                                   EXHIBIT 99.11
                                                                   -------------

                   BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


          (a) Excludes 3,208,600 shares of stock that were placed in a twelve-month escrow account as security for the indemnification obligations of the former EVG shareholders to the Company. These shares will be valued and included in the purchase price if and when the shares are released from escrow.

          (b) This represents the average stock price of the Company surrounding a few days before and after the terms of the EVG acquisition were agreed to and announced (December 8, 2000).



          (c) The fair value of assets acquired and liabilities assumed approximates their book value. These assets and liabilities are summarized as follows:

               Current  assets                                     $317,900
               Property  and  equipment,  net                       165,200
               Other  assets                                         53,600
                                                                ------------
                      Total  assets                                 536,700
                                                                ------------

               Lines  of  credit due bank and related party         690,000
               Due  to  related  party                              800,000
               Other  current  liabilities                          631,100
                                                                ------------
                      Total  liabilities                          2,121,100
                                                                ------------

               Shareholders'  deficiency                        $(1,584,400)
                                                                ------------

     The following unaudited proforma summary combines the consolidated results of the Company and EVG as if the acquisition took place on July 1, 1999 (commencement of EVG's operations) and on January 1, 2000. The proforma information gives effect to certain adjustments, including the amortization of excess of cost over net assets acquired and salary for an EVG employee covered by an employment agreement. This proforma summary does not necessarily reflect the results of operations as they would have been if the Company and EVG had constituted a single entity during such periods and is not necessarily indicative of results which may be obtained in the future.

--------------------------------------------------------------------------------
                                      F-15

                                                                   EXHIBIT 99.11
                                                                   -------------

                   BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

               Year  ended  December  31,                2000         1999
               ----------------------------------------------------------------------
               Net  sales                                 $  1,847,300   $   254,500
               ----------------------------------------------------------------------
               Loss  before income taxes                  $(15,758,800)  $(6,633,100)
               ----------------------------------------------------------------------
               Net loss allocable to common shareholders  $(16,116,600)  $(6,901,700)
               ----------------------------------------------------------------------
               Basic and diluted loss per share           $      (0.34)  $     (0.36)
               ======================================================================

     The reconciliation of the common shares used in the calculation of proforma basic and diluted loss per share is as follows:

                                                               2000         1999
                                                            ----------   ----------
     BrightCube  Inc. basic and diluted weighted
          average  shares  outstanding                      32,788,300   11,658,200
     Weighted  average  non-escrow  shares
           issued  in  EVG  acquisition                     14,984,000    7,492,000
                                                            ----------   ----------
     Proforma  basic  and  diluted  weighted
           average common shares outstanding                47,772,300   19,150,200
                                                            ==========   ==========

3.   SALE  OF  TRADE  NAME  AND  LOSS  ON  SETTLEMENT  OF  NOTES  RECEIVABLE

     On July 31, 1998, the Company sold all its rights in and to the AltaVista mark and the internet domain name "altavista.com" to Digital Equipment Corporation for a total of $3,100,000, payable $350,000 in cash and $2,750,000 in a promissory note. The note, payable in 12 quarterly installments commencing October 1, 1998, bore interest at 7% annually. In October 1999, Digital Equipment Corporation paid the Company $1,804,700 in full settlement of the note, at which time the Company recorded a loss of $108,100.


4.   PROPERTY  AND  EQUIPMENT

     A  summary  of  property  and  equipment  follows:

                                                 December  31,
                                                     2000
                                                 -------------
          Computer  and  office  equipment       $     961,500
          Furniture  and  fixtures                      45,900
          Leasehold  Improvement                       103,400
          ------------------------------         -------------
                                                     1,110,800
          Less  accumulated  depreciation              308,400
                                                 -------------
                                                 $     802,400
                                                 =============

--------------------------------------------------------------------------------
                                      F-16

                                                                   EXHIBIT 99.11
                                                                   -------------

                   BRIGHTCUBE, INC. (FORMERLY PHOTOLOFT, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

5.   ACCRUED  EXPENSES

          A  summary  of  accrued  expenses  follows:
                                                        December  31,
                                                            2000
                                                        -------------
          Legal  and  other  accrual                    $     257,600
          Salaries  and  wages                                218,800
          Professional  and  consulting  fees                 211,900
          Vacation                                            115,500
          Lease  termination                                   74,500
          Software  purchase                                   56,300
          Marketing  expenses                                  11,100
          --------------------------------------        -------------
                                                        $     945,700
                                                        =============

6.   COMMITMENTS  AND  CONTINGENCIES

          Leases

          The Company leases its facilities and certain equipment under operating leases expiring on various years through December 2004. With the acquisition of EVG, the facility in El Segundo, CA is leased from one of the Company's minority shareholders, Al Marco for $11,900 per month (Note 13). The facility leases require the Company to pay certain maintenance and operating expenses, such as utilities, property taxes and insurance costs. Rent expense related to operating leases for the years ended December 31, 2000 and 1999 was $258,200 and $98,100, respectively.

          A summary of the future minimum lease payments required under non-cancelable operating leases with terms in excess of one year, follows:

          Years  ending  December  31,        Amount
          -----------------------------     ------------
          2001                              $    320,100
          2002                                   270,400
          2003                                   195,400
          2004                                   173,600
          -----------------------------     ------------
          Future minimum lease payments     $    959,500
          =============================     ============

--------------------------------------------------------------------------------
                                      F-17

                                                                   EXHIBIT 99.11
                                                                   -------------

          Employment  Agreements

          In March 2000, the Company entered into an employment agreement with an officer for one year that provides for a base salary of $140,000.

          In May 2000, the Company entered into an employment agreement with an officer to serve as Vice Chairman and Chairman of the Executive Committee. The agreement term is until April 2002 and provides for a base salary of $240,000 and a bonus of at least 25% of Based Salary based on meeting certain financial goals.

          In July 2000, the Company entered into an employment agreement with an officer, expiring July 2003, to serve as President and Chief Operating Officer. The agreement provides for his nomination to our Board of Directors, an annual base salary of $250,000 and the granting of an option to purchase 1,500,000 shares of common stock. In January 2001, the Company entered into a Separation and General Agreement under which this executive terminated his employment and immediately vested options to purchase 500,000 shares of common stock at an exercise price of $1.38. These options are subject to a six-month lock-up ending July 19, 2001 and will expire in January 2003.

          In December 2000, the Company entered into an employment agreement with an officer to serve as Chief Executive Officer, reporting to the Board of Directors for a period of three years. The employment agreement provides that the officer receives an annual base salary of $240,000 and discretionary bonus based on certain revenue levels attained by the Company in 2001. If such targets are met, the officer will have the option of either (i) a bonus of 100% of Base Salary in cash or (ii) a stock option grant for the number of shares of the Company's common stock equal to 120% of Base Salary divided by the average closing stock price. The officer was granted an option to purchase 1,500,000 shares of the Common Stock, at an exercise price equal to $0.34, vesting over three years.

          In December 2000, the Company entered into two employment agreements with substantially the same terms with two officers. The employment agreements are for three years. The employment agreement provides that the officers will receive annual base salary of $100,000 and discretionary bonus based on certain revenue level attained by the Company in 2001. The officer will have the option of either (i) a bonus of 100% of Base Salary in cash or (ii) a stock option grant for the number of shares of the Company's Common Stock equal to 120% of Base Salary divided by the average closing stock price. The officers are granted an option to purchase 500,000 shares of the Common Stock at an exercise price of $0.34, vesting over three years.

7.   LEGAL  MATTERS

          In January 2000, a plaintiff filed an action against the Company alleging breach of contract arising out of a lease agreement for office space. In January 2001, the plaintiff was awarded a non-binding judicial arbitration award of $206,000, which the Company rejected. The plaintiff subsequently filed for a pre-judgment writ of attachment in the sum of $336,000, which was rejected in February 2001. The Company intends to vigorously oppose all claims in this matter and has provided for an estimated loss relating to this action including legal fees.

--------------------------------------------------------------------------------
                                      F-18

                                                                   EXHIBIT 99.11
                                                                   -------------

8.   DEBT  AGREEMENTS

          In  connection  with the acquisition of EVG on December 20, 2000 (Note
          2), the Company refinanced a $690,000 bank loan assumed from EVG. Under the refinanced terms, the $690,000 loan is due in twenty-four monthly principal payments of $28,800 plus interest at the prime rate (9.5% at December 31, 2000) plus 1.25% through December 2002. The refinanced terms also require that the Company maintain minimum cash balances of at least 1.75 times the current principal balance of the loan. Should the cash balance fall below the minimum cash requirements, an amount equal to the principal balance will become restricted. At December 31, 2000, the Company was in compliance with this loan covenant.

          In September 1999, the Company entered into a line of credit agreement with a financial institution, which provides for borrowing of $750,000, bearing interest at 28%. In September 1999, the Company borrowed $409,700 under this line of credit and repaid the entire balance in October 1999. The line of credit expired in September 2000.


9.   SHAREHOLDERS'  EQUITY

          Preferred  Stock

          Upon the reverse acquisition and reorganization, the Company authorized 500,000 shares of Preferred Stock, which may be issued in one or more series. The Preferred Stock can be issued with such rights, preferences, and designations as determined by the Board of Directors.

          Prior to the reverse acquisition and reorganization, the Company had authorized 5,000,000 shares of Preferred Stock to be issued in one or more series. As of December 31, 1998, the Company had 2,489,009 Preferred shares issued and outstanding, which were Series A, B and C.

          Each series of Preferred Stock was identical in respect to rights and preferences, as follows:

          Each share of Preferred Stock was entitled to receive cash dividends equal to $.20 per share per annum, payable prior and in preference to any distribution to the holders of Common Stock. The rights to such dividends were not cumulative.

          Each share of Preferred Stock was convertible into such number of Common Stock as determined by dividing $.20 by the applicable conversion price in effect at the time of the conversion. Due to the conversion of the Company's preferred stock into common stock and a
          1.513 stock split in February 1999, as well as the recapitalization of the Company in connection with the reverse acquisition in March 1999, the statements of shareholders' equity and per share data have been restated for all periods presented.

--------------------------------------------------------------------------------
                                      F-19

                                                                   EXHIBIT 99.11
                                                                   -------------

          In March 2000, the Company obtained additional financing of $980,500, net of issuance costs of $79,500, through the issuance of 106 shares of Series A convertible preferred stock to investors. The Company also issued warrants to purchase an aggregate of 185,500 shares of common stock with an exercise price of $3.30, expiring March 2005. The preferred stock is convertible into shares of the Company's common stock, based on the number of days from the issuance date through the conversion date, and the conversion price, which is the lower of $2.65 or 80% of the average market price for the Company's common stock for the last five trading days immediately preceding the date of conversion. In June 2000, the Company redeemed all 106 shares of Series A convertible preferred stock by paying an aggregate of $1,272,000 and issuing warrants to purchase an aggregate of 80,140 shares of common stock at an exercise price of $3.30 per share. The Company recorded a deemed dividend of $357,000 for the $212,000 cash premium paid by the Company to redeem the stock and the $145,000 fair value of the warrants.

          In June 2000, the Company issued 900 shares of Series B convertible preferred stock to an investor for proceeds of $9,000. The Series B convertible preferred stock was convertible, on or before July 8, 2000, into 50% of the Company's shares of common stock on a fully-diluted basis, following such conversion. In July 2000, the Series B convertible preferred stock was exchanged for 27,914,023 shares of common stock and warrants to purchase 11,900,000 shares of common stock at an exercise price of $1.65 per share. The warrants can be exchanged for 5,950,000 shares of common stock (a two-for-one basis) after December 8, 2000. This transaction has been recorded as a stock issuance cost for the subsequent private placement of common stock.


          Common  Stock

          In February 1999, 2,844,112 stock options were exercised for common stock, and 85,011 shares of common stock were issued for services. Also in February 1999, the Company converted its preferred stock into common stock on a 1 to 1.5 basis.

          Immediately following these issuances of common stock and the conversion of preferred stock into common stock, the Company did a 1 to 1.513 stock split in anticipation of the Company entering into a reverse acquisition. On a retroactive basis, the conversion and stock split resulted in the Company having 6,650,143 shares of common stock issued and outstanding as of December 31, 1998.

          Immediately following the closing of the reverse acquisition, the Company completed a private placement of 2,000,000 shares of common stock aggregating $1,000,000. Additionally, the Company issued 25,000 shares of restricted common stock as payment for a portion of the underwriter's commission and adopted the 1999 Stock Option Plan (the
          Plan). The Company then granted 225,000 options under the Plan, which vested immediately and were exercised in March 1999.

--------------------------------------------------------------------------------
                                      F-20

                                                                   EXHIBIT 99.11
                                                                   -------------

          In December 1999, the Company issued an aggregate of 326,434 shares of common stock to three shareholders for proceeds of $500,000. Of this amount, $250,000 was not paid until January 2000. In connection with this issuance of stock, the Company issued warrants to purchase an aggregate of 66,000 shares of common stock at an exercise price of $1.53 per share. The Company recorded a deemed dividend of $80,000 for the fair value of these warrants.

          From May 2000 through July 2000, the Company issued 10,646,600 shares in a private placement of common stock and three-year warrants to purchase 5,323,300 shares of common stock at an exercise price of $1.65 for proceeds of $12,218,800, net of stock issuance costs of $1,089,200. In connection with the private placement, 28,000 shares of common stock and three-year warrants to purchase 1,221,000 shares of common stock at an exercise price of $1.65 per share were issued as investor referral fees. The 28,000 shares of common stock and the 1,221,000 three-year warrants issued as fees have an aggregate value of $1,263,000 and are considered a stock issuance cost.

          In May 2000, the Company entered into a service agreement with a company to provide investor relation services over a six-month period. Based on the fair market value of the Company's common stock, 37,500 shares of common stock were issued to the consultant in lieu of $75,000 in fees, which has been recorded as compensation cost. In addition, warrants to purchase 100,000 shares of common stock at exercise prices ranging from $2.75 to $4.50 were issued. The warrants vested immediately, and their $157,800 value was recorded as compensation cost. In November 2000, the Company entered into a new investor relation's service agreement. The new agreement provided for the issuance of 200,000 shares of common stock, payment of $100,000 and the issuance of warrants to purchase 200,000 shares of common stock at exercise prices ranging from $2.75 to $4.50 in exchange for investor relations services to be provided over a six month period. The shares and warrants are vested immediately and are non-refundable, resulting in a measurement date upon the execution of the agreement and valuation of $237,500 and $178,000, respectively. The values of these shares and warrants are being amortized over the six month term of the agreement, resulting in deferred compensation cost of $178,100 and $133,500 and compensation expense of $59,400 and $44,500 relating to the shares and warrants, respectively.

          In July 2000, the Company's Board of Directors increased the number of authorized shares of common stock to 200,000,000.

In December 2000, the Company acquired all of EVG's common stock in exchange for 18,192,600 restricted common shares of which 3,208,600 shares were placed in a twelve-month escrow account as security for the indemnification obligations of the former EVG shareholders (Note 2).

          Stock  Purchase  Warrants

          In September 1999, the Company issued warrants to purchase 350,000 shares of common stock at an exercise price of $2.31 in connection with a services agreement. 175,000 of these warrants vested immediately, resulting in deferred compensation cost of $218,800, which was amortized over the one year term of the agreement. The remaining 175,000 warrants vested during 2000 resulting in $309,800 in compensation expense, of which $139,500 related to those warrants vesting during the first quarter of 2000 and originally recorded as deferred compensation cost.

--------------------------------------------------------------------------------
                                      F-21

                                                                   EXHIBIT 99.11
                                                                   -------------

          In November 1999, the Company issued warrants to purchase 500,000 shares of common stock at an exercise price of $1.01 in connection with a service agreement with a consultant. These warrants vested immediately, resulting in deferred compensation cost of $585,000, which was being amortized over the six month term of the agreement. In April 2000, the Company repriced these warrants to $0.10 and recorded $85,000 in compensation expense. In December 2000, 220,000 of these warrants were exercised. In January 2001, an additional 100,000 of these warrants were exercised.

          In March 2000, the Company sold 400,000 warrants with an exercise price of $0.10 to an investor for proceeds of $10,000. The warrants expire March 2005, and are exercisable as soon as the investor provides a term sheet to assist the Company in locating financing of at least $15 million, regardless of whether the financing is successfully completed. In May 2000, the investor provided a term sheet for assisting the Company in locating financing. The warrants were issued and are subsequently exercisable.

          In April 2000, the Company granted warrants to purchase 200,000 shares of common stock to a consultant at an exercise price of $0.10, and granted warrants to purchase 100,000 shares of common stock to the same consultant at an exercise price of $1.00. The warrants expire April 2005 and vested during the second quarter of 2000 resulting in $682,000 in compensation expense.

          In July 2000, the Company issued three year warrants to purchase 300,000 shares of common stock at an exercise price of $1.65 in settlement of a dispute relating to a binding letter of intent for an equity financing. The $378,000 fair value of the warrant has been recorded as stock based compensation expense.


                                        Warrants outstanding
                      December  31,  2000                 December  31,  1999
                      -----------------------        ------------------------
                                      Wtd.-Avg.               Wtd.-Avg.
                         Shares     Exer. Price    Shares    Exer. Price
          ----------  ------------  -----------  ----------  -----------
          Beginning       916,000   $      1.05          --           --
          Granted      19,909,940   $      1.64     916,000  $      1.05
          Exercised      (220,000)  $      0.10          --           --

          Ending       20,605,940   $      1.63     916,000  $      1.05
          ===========  ===========  ===========  ==========  ===========

--------------------------------------------------------------------------------
                                      F-22

                                                                   EXHIBIT 99.11
                                                                   -------------


          The weighted average fair value of warrants granted in 2000 and 1999 was $1.23 and $1.82, respectively.

          As of December 31, 2000, the following common stock warrants were issued, outstanding and exercisable:

                                        Shares
                                        subject     Exercise  Fair   Expiration
                                        to warrant    price   Value     Date
          ---------------------------   ----------  --------  -----  --------------
          Issued  with  respect  to:
          Services  agreement              350,000  $   2.31  $1.52  September 2004
          Services  agreement              280,000      0.10   1.17  November 2004
          Issuance  of  common  stock       66,000      1.53   1.21  December  2004
          Sales  Agreement                 400,000      0.10   2.56  March 2005
          Issuance of preferred stock
          and redemption of previous
           warrants                        265,640      3.30   1.81  May  2005
          Services  Agreement              200,000      0.10   2.33  April  2005

          Services  Agreement              100,000      1.00   2.16  April  2005
          Conversion  of  preferred
          stock                         11,900,000      1.65   1.26  December  2005
          Settlement  Agreement            300,000      1.65   1.26  June  2003
          Issuance of common stock       6,544,300      1.65   1.01  May-July  2003
          Services  Agreement               50,000      2.75   0.92  December  2002
          Services  Agreement               50,000      3.25   0.90  December  2002
          Services  Agreement               50,000      4.00   0.88  December  2002
          Services  Agreement               50,000      4.50   0.86  December  2002
                                        ----------
              Total                     20,605,940
          ===========================   ==========  ========  =====  ==============

          The Company estimates the fair value of warrants at the grant date by using the Black-Scholes option pricing-model with the following weighted-average assumptions used for the grants in 2000 and 1999, respectively: dividend yield of 0; expected volatility of 199% and 153%; risk-free interest rate of 6.5% and 5.5%; and an expected life of two and half years and five years for all plan options.

          Stock  Options

          In March 1999, the Company adopted a stock option plan (the Plan), for its employees, directors, and consultants. The Plan was amended in June 1999 and subsequently in December 2000. The number of shares authorized for options under the Plan is 13,750,000. As of December 31, 2000 there were 4,348,000 options available for grant. Options are exercisable as determined by the Board of Directors on the date of grant and expire not more than ten years after the date of grant. The Company applies Accounting Principles Board (APB) No. 25, Accounting


--------------------------------------------------------------------------------
                                      F-23

                                                                   EXHIBIT 99.11
                                                                   -------------


          for  Stock  Issued  to  Employees,  and  Related  Interpretations  in
          Accounting for Stock Options Issued to Employees. Under APB Opinion No. 25, employee compensation cost is recognized when the estimated fair value of the underlying stock on date of grant exceeds the exercise price of the stock option. For stock options and warrants issued to non-employees, the Company applies SFAS No. 123, Accounting for Stock-Based Compensation, which requires the recognition of compensation cost based upon the fair value of stock options at the grant date using the Black-Scholes option pricing model.

          A summary of the status of the Company's stock option plan as of December 31, 2000 and 1999 and changes during the years then ended (restated to reflect the 1.513 stock split in February 1999), is presented in the following table:

                                      Options outstanding
          --------------------------------------------------------------
                         December  31,  2000       December  31,  1999
                      -------------------------  -----------------------
                                      Wtd.-Avg.               Wtd.-Avg.
                         Shares     Exer. Price    Shares    Exer. Price
          ----------  ------------  -----------  ----------  -----------
          Beginning     3,641,501   $      0.75  5,557,518   $      0.24
          Granted       7,237,018   $      1.28  1,486,576   $      0.36
          Exercised       (81,432)  $      0.53 (3,131,187)  $      0.05
          Canceled     (1,394,398)  $      1.50   (271,406)  $      0.05
          ----------  ------------  -----------  ----------  -----------
          Ending        9,402,689   $      1.04  3,641,501   $      0.75
          ==========  ============  ===========  ==========  ===========

          Exercisable at
          year-end      2,488,404                1,685,534
                      ============               ==========

          Wtd.-avg. fair value of options
          granted during the year   $      1.40              $      1.87
                                    ===========              ===========

          Due to the 1.513 stock split, the effective exercise price of the stock options originally granted at $0.75 is now $0.48.

          In December 1999, the Company repriced 210,800 options granted to non-employees in 1999 to $1.50, the market value of the Company's common stock on the date of the repricing.

          During the year ended December 31, 1999, the Company granted 605,295 options to non-employees, resulting in compensation expense of $631,800.


--------------------------------------------------------------------------------
                                      F-24

                                                                   EXHIBIT 99.11
                                                                   -------------


          During the year ended December 31, 2000, the Company granted 140,000 options to non-employees, resulting in compensation expense of $29,100. The Company estimates the fair value of non-employee stock options at the grant date by using the Black-Scholes option pricing-model with the following weighted average assumptions used for grants in 2000 and 1999, respectively: no dividend yield, expected volatility of 215% and 79%; risk free interest rate of 6.5% and 5%; and expected life of two and a half years and five years. Additionally, the Company granted 475,000 below-market price options to employees, resulting in compensation expense of $115,700.

          The following table summarizes information about stock options outstanding as of December 31, 2000:

                 Options  Outstanding                 Options  Exercisable
                 --------------------                 --------------------
                              Wtd.-Avg.
     Range  of                Remaining    Wtd.-Avg.               Wtd.-Avg.
     Exercise    Number       Contractual  Exercise   Number       Exercise
     Prices      Outstanding  Life         Price      Outstanding  Price
     ----------  -----------  -----------  ---------  -----------  ----------

     $     0.34    2,500,000  10.00 years  $    0.34            -  $     0.00
     .44  - .50    2,472,481   7.65 years       0.48    1,628,674        0.48
     .84 -1.375    2,253,104   9.63 years       1.29      328,542        1.29
     1.50- 2.00    1,151,692   9.09 years       1.59      376,104        1.59
     2.125-2.80      545,468   9.57 years       2.47       63,363        2.47
           3.40      479,012   9.24 years       3.44       91,391        3.44
           5.50          932   8.58 years       5.50          330        5.50
     ----------  -----------  -----------  ---------  -----------  ----------
                   9,402,689                            2,488,404
                 ===========                          ===========

          While the Company continues to apply APB Opinion No. 25, SFAS No. 123, Accounting for Stock-Based Compensation, requires the Company to provide pro forma information regarding net income (loss) as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed by SFAS No. 123. The Company estimates the fair value of employee stock options at the grant date by using the Black-Scholes option pricing-model with the following weighted-average assumptions used for the grants in 2000 and 1999, respectively: no dividend yield, expected volatility of 215% and 79%; risk-free interest rate of 6.5% and 5.0%; and an expected life of two and half years and five years.

          Under the accounting provisions of SFAS No. 123, the Company's net loss available to common shareholders and net loss per share would have been increased to the pro forma amounts indicated below:


--------------------------------------------------------------------------------
                                      F-25

                                                                   EXHIBIT 99.11
                                                                   -------------


                                                  Years  ended
                                                   -----------
                                          December  31,  December  31,
                                              2000           1999
     ----------------------------------  --------------  --------------
     Net loss allocable to
     common  shareholders:
     As  reported                        $ (11,431,300)  $  (5,766,100)
     ==================================  ==============  ==============
     Pro  forma                          $ (12,367,500)  $  (6,012,500)
     ==================================  ==============  ==============

     Basic and diluted loss per share:
     As  reported                        $       (0.35)  $       (0.49)
     ==================================  ==============  ==============
     Pro  forma                          $       (0.38)  $       (0.52)
     ==================================  ==============  ==============


10.  INCOME  TAXES

     For the years ended December 31, 2000 and 1999, income tax (benefit) expense comprises:

     2000:        CURRENT        DEFERRED         TOTAL
     ----        ---------    ------------    ------------
     FEDERAL     $     --     $       --      $        --
     STATE            800             --              800
                 ---------    ------------    ------------
                 $    800     $       --      $       800
                 ========     ============    ============

     1999:        CURRENT        DEFERRED         TOTAL
     ----        ---------    ------------    ------------
     FEDERAL     $     --     $  (628,600)    $  (628,600)
     STATE          1,800        (118,600)       (116,800)
                 ---------    ------------    ------------
                 $  1,800     $  (747,200)    $  (745,400)
                 ========     ============    ============

     The following summarizes the differences between the income tax expense (benefit) and the amount computed by applying the Federal income tax rate of 34% in 2000 and 1999 to loss before income taxes:


--------------------------------------------------------------------------------
                                      F-26

                                                                   EXHIBIT 99.11
                                                                   -------------


     Years  ended  December  31,                  2000           1999
     ------------------------------------     ------------   ------------

     Federal income tax at statutory rate     $(3,718,200)   $(1,869,200)
     State income taxes, net of federal
       benefit                                   (635,200)      (319,300)
     Compensation  associated  with
       warrant/stock  option  grants            1,435,500        402,600
     Increase  in  valuation
       allowance                                2,634,700        974,100
     Non-deductible  expense  and
       other,  net                                284,000         66,400
     ------------------------------------     ------------    -----------
                                              $       800     $ (745,400)
     ====================================     ============    ===========
     Deferred  tax  assets  (liabilities)  comprise  the  following:

     December  31,                                2000
     ----------------------------------       ------------

     Loss  carryforwards                      $ 3,626,000
     Reserves  not  currently  deductible          50,700
     Depreciation                                 (67,900)
     Compensation  and  benefits                       --
     Valuation  allowance                      (3,608,800)
     ----------------------------------       ------------
     Net  deferred  tax  asset                $        --
     ==================================       ============

     The Company has placed a valuation allowance against its gross deferred tax assets due to the uncertainty surrounding the realization of such assets.

     As of December 31, 2000, the Company has net operating loss carry forwards available to reduce future taxable income, if any, of approximately $9,800,000 and $5,075,000 for Federal and California state tax purposes, respectively. The benefits from these carryforwards expire in various years through 2019.

     Pursuant to the "change in ownership" provisions of the Tax Reform Act of 1986, utilization of the Company's net operating loss carryover may be limited, if a cumulative change of ownership of more than 50% occurs within any three-year period. The Company has not determined if such a change in ownership has occurred. An ownership change may have occurred as a result of the transactions as described in Notes 2 and 9. However, the Company has not determined the amount of the loss carryover limitation, if any, resulting from these transactions or any prior transaction.


--------------------------------------------------------------------------------
                                      F-27

                                                                   EXHIBIT 99.11
                                                                   -------------


11.  CONCENTRATIONS

     Major  Customers

     During the year ended December 31, 2000, three customers accounted for 19%, 18% and 14% of net revenues, respectively. As of December 31, 2000, these customers accounted for 52% of total accounts receivable.

     For the year ended December 31, 1999, three customers accounted for 24%, 14% and 14% of net revenues, respectively.

     With the acquisition of EVG, the Company will purchase a majority of its digital paper and ink from two suppliers. Management believes other vendors could supply similar products, but on terms that may not be as favorable as currently being offered. A change in suppliers could cause a delay in available products and possible loss of sales, which could adversely affect operating results.

     Credit  Risk

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents. The Company places its cash and cash equivalents with high quality financial institutions. As of December 31, 2000, the Company had deposits at two financial institutions that aggregated $3,056,200 and $694,700 , respectively, of which $100,000 each is insured by the Federal Deposit Insurance Corporation.

12.  STATEMENTS  OF  CASH  FLOWS

     During the year ended December 31, 2000 the Company paid $9,500 for interest and $800 for income taxes. During the year ended December 31, 1999, the Company paid $7,200 for interest and $1,800 for income taxes. During the year ended December 31, 2000, non-cash financing activities consisted of the following: the issuance of 32,500 shares of common stock in exchange for accrued expenses totaling $15,600; the issuance of warrants to purchase an aggregate of 11,900,000 shares of common stock exchangeable on a two for one basis for common stock; the issuance of 28,000 shares of common stock and warrants to purchase 1,221,000 shares of common stock for fees relating to the private placement of common stock; a deemed dividend of $357,000 on the redemption of Series A Preferred Stock; the issuance of 237,500 shares of common stock in exchange for services; and the issuance of 14,984,000 shares of common stock in exchange for EVG's common stock. During the year ended December 31, 1999, non-cash financing activities included the issuance of 113,611 shares of common stock for services aggregating approximately $156,600, the issuance of 25,000 shares of common stock for the payment of stock issuance costs totaling $12,500, the issuance of 163,217 shares of common stock for notes receivable of $250,000 and deemed dividends of $1,014,000.


--------------------------------------------------------------------------------
                                      F-28

                                                                   EXHIBIT 99.11
                                                                   -------------


13.  RELATED  PARTY  TRANSACTIONS

     As part of the July 2000 private placement, the Company received gross proceeds of $13,308,000 from which it paid commissions and fees of $1,089,200. Approximately $630,000 of these fees and commissions was paid to Intellect Capital Group, LLC (ICG), a controlling shareholder. These fees and commissions were based on the Stock Purchase Agreement entered into the Company with ICG on June 8, 2000 under which ICG was issued 900 shares of Series B Convertible Preferred Stock (Note 9) and negotiated before ICG owned any Common Stock of the Company. During 2000, the Company owed expenses paid on its behalf by this minority shareholder totaling $19,600. This amount is included in the payable to minority shareholders at December 31, 2000.

     Al Marco, the former majority owner of EVG and current minority shareholder of the Company, is a majority owner of Marco Fine Arts ("MFA"). Pursuant to the acquisition of EVG on December 20, 2000, the Company has assumed a non-interest bearing loan of $800,000 owed by EVG to MFA and a $12,000 loan from one of its minority shareholders. The entire balance of both loans were repaid on December 21, 2000 and January 10, 2001, respectively.

     In connection with the acquisition of EVG, the Company acquired $100,000 of promotional art prints previously contributed to EVG by MFA for use in future promotions. This amount is included in prepaid expenses and other current assets at December 31, 2000.

     Al Marco owns the building occupied by the Company in El Segundo, California (Note 6).

--------------------------------------------------------------------------------
                                      F-29